Exhibit 99.1

Mayflower Bank

[Photo Appears Here]

Small Bank. Big Difference.

2006 Annual Report

COMPANY PROFILE

Mayflower Co-operative Bank and Subsidiaries

Founded in 1889 to foster the goal of affordable home ownership, Mayflower Co-operative Bank today is a stock-owned institution with assets in excess of $245 million. As a State chartered entity serving Southeastern Massachusetts from its main office in Middleboro and branch offices in Plymouth, Rochester, Wareham, Bridgewater, and Lakeville, Massachusetts, all deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable limits, with excess amounts insured by the Share Insurance Fund (SIF) of The Co-operative Central Bank of Massachusetts.

Mayflower provides a full range of banking services to individuals, families and small businesses alike, while retaining the business of mortgage financing as the cornerstone of its activity as a community bank.

Mayflower Co-operative Bank’s commitment to unparalleled service, accessibility and responsiveness to its customers and their requirements distinguishes it in the banking industry today. This tradition of service and focus on relationship banking continues to serve as the Bank’s foundation, and defines both its past and its future as well.

CONTENTS

1	Financial Highlights

2	A Message to Our Shareholders

4	Selected Financial Data

5	Business of the Bank

6	Independent Auditor’s Report

7	Consolidated Statements of Financial Condition

8	Consolidated Statements of Income

9	Consolidated Statements of Changes in Stockholders’ Equity

10	Consolidated Statements of Cash Flows

11	Notes to Consolidated Financial Statements

27	Management’s Discussion and Analysis of Financial Condition and Results of Operations

36	Market for Common Equity and Related Stockholder Matters

IBC	Corporate Information

FINANCIAL HIGHLIGHTS

Mayflower Co-operative Bank and Subsidiaries

	April 30
(Dollars in Thousands, Except Per Share Data)	2006	2005	2004
BALANCE SHEET
Total assets	$245,603	$236,707	$214,178
Loans, net	139,230	130,664	118,428
Investment securities	88,331	86,575	79,693
Deposits	200,534	195,951	175,079
Borrowed funds	25,197	21,412	20,522
Stockholders’ equity	18,592	18,396	17,660
OPERATIONS
Net interest income	7,820	7,638	6,739
Provision for loan losses	90	68	90
Net income	1,439	1,861	1,900
Basic earnings per share (1)	$0.70	$0.91	$0.93
Diluted earnings per share (1)	$0.68	$0.89	$0.90
OTHER DATA
Return on average stockholders’ equity	7.75%	10.28%	10.93%
Return on average assets	0.60%	0.82%	0.91%
Dividend payout ratio	57.61%	44.12%	43.11%
Nonperforming assets as a percentage of total assets	—	—	—

(1)	All per share data is adjusted for 3-for-2 stock split in the form of a 50% stock dividend paid on November 28, 2003.

TO OUR SHARE HOLDERS AND FRIENDS:

Mayflower Co-operative Bank and Subsidiaries

[Photo Appears Here]

“THE BANK’S RECENT EMPHASIS ON THE GENERATION OF RATE SENSITIVE ASSETS CONTINUED, WITH COMMERCIAL MORTGAGE, COMMERCIAL LOAN, AND HOME EQUITY LENDING BALANCES INCREASING BY 9.9%, 21.4%, AND 13.5%, RESPECTIVELY.”

On behalf of the Directors, Officers, and Staff of Mayflower Bank, it is again my privilege to present our Annual Report for 2006 and to offer this summary of operations and results, as well as our outlook for the year ahead.

During the year, Mayflower faced the same daunting economic challenges that beset all in the financial services industry. A rising interest rate environment and a stubbornly flat yield curve hampered our results as a function of the compression of our interest margin. A substantially slower real estate market conspired with homeowners reluctant to sacrifice advantageous fixed mortgage rates to reduce residential mortgage originations and limit opportunities to realize gains upon sales of new loans in the secondary mortgage market. As the year progressed, depositors became even more rate sensitive than usual and were steadfast in their preference for near-term maturities. And, the Bank recognized a significant loss when it liquidated its long-held position in a General Motors bond, an action deemed appropriate and prudent in light of that entity’s troubled circumstance.

Mayflower’s results were tempered by all of these factors. Total assets of the Bank increased to a new total of $245.6 million, and we recorded a net profit of $1.4 million. Although the Bank grew and was profitable, these achievements represent relative declines from those results posted in the prior year. We take little solace in the fact that many of our peers experienced declining deposit balances, shrinking balance sheets and even greater diminutions of profitability than Mayflower.

Notwithstanding these developments, Mayflower focused with considerable success on other elements during the year. The Bank’s recent emphasis on the generation of rate-sensitive assets continued, with commercial mortgage, commercial loan, and home equity lending balances increasing by 9.9%, 21.4%, and 13.5%, respectively as compared to the prior year end. As of April 30, 2006, the total of rate-sensitive instruments and loans maturing within 12 months comprised 67.6% of our net loan portfolio. At the same time, our asset quality continued to be very good and our reserve position remained very strong.

Mayflower Co-operative Bank and Subsidiaries

Concurrently, our efforts to expand our reach and increase our market penetration met with similar success. Our newest retail branch opened in Lakeville, Massachusetts in June of 2005 and exceeded our first-year expectations in terms of deposit growth and customer activity. Similarly, the Bank was successful in obtaining all necessary municipal permits and regulatory approvals for another branch office, planned for a site on Cranberry Highway in West Wareham, Massachusetts. We have purchased the site in question, expect to commence construction immediately and anticipate opening our newest branch office during this fiscal year.

Clearly, projects of this nature are expensive and time consuming. They remain critical to our future, however, as we seek to expand our delivery and service network, making it available to the disaffected financial orphans of other less responsive, less focused financial institutions. Mayflower will continue to pursue other promising expansion opportunities as well, all in the interest of capitalizing on this growing market need.

Importantly, Mayflower now asks for shareholder approval of its proposal to form and reorganize itself into a holding company. We believe that the approval of this proposal will better position the Bank for future success, as it will greatly expand our ability to manage and raise capital and provide substantially greater corporate flexibility. The Bank and its Board of Directors are unanimous in the belief that this reorganization is in the best interests of the Bank and its shareholders, and as the Bank looks to the future, we ask for your support of this critical proposal.

As we move forward with these initiatives, we remain committed to the values and philosophy of community banking that have contributed to Mayflower’s success in the past and have meant so much to the constituencies and communities we serve. Please know that our focus on service, accessibility, and responsiveness will continue as we work to build a better bank. Toward that end, we continue to appreciate your confidence and support.

Sincerely yours,

Edward M. Pratt President and Chief Executive Officer

5

SELECTED FINANCIAL DATA

Mayflower Co-operative Bank and Subsidiaries

	At April 30
(Dollars in Thousands, Except Per Share Data)	2006	2005	2004	2003	2002
BALANCE SHEET AND OTHER DATA
Total assets	$245,603	$236,707	$214,178	$203,105	$176,341
Federal funds sold	453	3,642	821	—	1,577
Investment securities	88,331	86,575	79,693	81,931	67,105
Loans, net	139,230	130,664	118,428	105,810	93,211
Stock in the FHLB of Boston	1,647	1,496	1,347	1,302	1,302
Deposits	200,534	195,951	175,079	162,288	143,647
Borrowed funds	25,197	21,412	20,522	23,000	17,000
Stockholders’ equity	18,592	18,396	17,660	16,917	14,782
Book value per share (1)	8.96	8.88	8.63	8.31	7.29

	Years Ended April 30,
(Dollars in Thousands, Except Per Share Data)	2006	2005	2004	2003	2002
OPERATING DATA:
Interest and dividend income	$12,461	$11,084	$10,187	$10,660	$11,126
Interest expense	4,641	3,446	3,448	4,121	5,356

Net interest income	7,820	7,638	6,739	6,539	5,770
Provision for loan losses	90	68	90	60	60

Net interest income after provision for loan losses	7,730	7,570	6,649	6,479	5,710
Noninterest income:
Loan origination and other loan fees	137	143	60	129	115
Customer service fees	643	554	508	466	459
Gain (loss) on sales of investment securities and loans, net	(82)	342	1,193	522	238
Other	149	146	110	134	119

Total noninterest income	847	1,185	1,871	1,251	931

Noninterest expenses	6,276	5,828	5,488	5,092	4,493

Income before income taxes	2,301	2,927	3,032	2,638	2,148
Provision for income taxes	862	1,066	1,132	930	702

Net income	$1,439	$1,861	$1,900	$1,708	$1,446

PER SHARE DATA (1):
Basic earnings per share	$0.70	$0.91	$0.93	$0.84	$0.71
Diluted earnings per share	$0.68	$0.89	$0.90	$0.81	$0.69
Weighted average basic shares outstanding	2,072	2,054	2,044	2,031	2,028
Weighted average diluted shares outstanding	2,121	2,094	2,102	2,124	2,099
Dividends paid per share	$0.40	$0.40	$0.40	$0.40	$0.40
SELECTED RATIOS:
Return on average assets	0.60%	0.82%	0.91%	0.91%	0.84%
Return on average stockholders’ equity	7.75%	10.28%	10.93%	10.90%	10.14%
Stockholders’ equity to assets (2)	7.57%	7.77%	8.25%	8.33%	8.38%
Interest rate spread	3.34%	3.53%	3.42%	3.71%	3.45%
Dividend payout ratio	57.61%	44.12%	43.11%	47.58%	56.09%

(1)	All per share data is adjusted for 3-for-2 stock split in the form of a 50% stock dividend paid on November 28, 2003.

(2)	This ratio is based on year-end balances.

BUSINESS OF THE BANK

Mayflower Co-operative Bank and Subsidiaries

GENERAL:

Mayflower Co-operative Bank was organized on May 1, 1889 as a Massachusetts chartered co-operative bank. On December 23, 1987, the Bank converted from a Massachusetts chartered co-operative bank in mutual form to a Massachusetts chartered co-operative bank in stock form.

The primary business of the Bank is to acquire funds in the form of deposits from the general public and to make loans for the construction, purchase and refinancing of residential and commercial real estate and, to a lesser extent, to make commercial business and consumer loans in its primary market area, which the Bank considers to be southeastern Massachusetts including Plymouth County, Bristol County, and Barnstable County on Cape Cod. The Bank’s operations are conducted through full service offices in Middleboro, Plymouth, Wareham, Rochester, Bridgewater and Lakeville, which opened in June 2005 as the Bank’s sixth office.

The Bank offers a variety of deposit accounts to both individuals and commercial customers. Deposits at the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $100,000 ($250,000 for retirement plan accounts) and by The Co-operative Central Bank for amounts in excess of FDIC limits. The Bank offers its retail banking customers numerous additional banking advantages with various products and services such as checking account overdraft protection, home equity loans, debit cards, telephone banking and on-line banking.

The Bank’s primary sources of liquidity are deposits, loan payments and payoffs, investment income, maturities and principal repayments of investments, and advances from the Federal Home Loan Bank of Boston. As a member of The Co-operative Central Bank, the Bank also has the right to borrow from The Co-operative Central Bank’s Reserve Fund for short-term cash needs, although it has not exercised this right for several years. The Bank’s liquidity management program is designed to insure that sufficient funds are available to meet its daily cash requirements.

The Bank believes its capital resources, including deposits, scheduled loan repayments, revenue generated from the sales of loans and investment securities, unused borrowing capacity at the Federal Home Loan Bank of Boston, and revenue from other sources are adequate to meet its funding commitments. At April 30, 2006 and 2005, the Bank’s capital ratios were in excess of regulatory requirements, and as such, the Bank considers itself to be well-capitalized.

LENDING ACTIVITIES:

Net of its reserve for loan loss, the Bank’s loan portfolio totaled $139.2 million as of April 30, 2006, which represented 56.7% of total assets. The Bank offers conventional mortgage loans, construction loans, home equity loans and lines of credit secured by residential properties, as well as commercial real estate mortgages and commercial business loans. The Bank also makes consumer loans on a secured and unsecured basis.

During fiscal 2006, residential mortgage loan originations totaled $22.1 million, an increase of $2.4 million when compared to originations of $19.7 in fiscal 2005. Of the $14.8 million in fixed rate residential mortgage loan originations during 2006, $10.0 million were sold to investors in the secondary mortgage market. Total construction mortgages originated and commercial mortgages originated were $19.8 million and $9.7 million, respectively, compared to $29.5 million and $7.3 million for the prior fiscal year.

INVESTMENT ACTIVITIES:

The Bank believes it is proper to maintain an investment portfolio that provides a source of income as well as a source of liquidity to meet loan demand and to fund fluctuations in its deposit base. The relative mix of investment securities and loans in the Bank’s portfolio is dependent upon loan demand as well as the comparative attractiveness of yields available on loans as compared to yields on short-term investment securities. At April 30, 2006, the Bank’s portfolio of short-term investments and investment securities totaled $88.8 million which represented 36.1% of total assets. This portfolio included U.S. Government obligations, mortgage-backed and asset-backed securities, corporate notes, federal funds sold and other types of marketable equity securities.

BUSINESS OF THE BANK (Continued)
Mayflower Co-operative Bank and Subsidiaries

SAVINGS ACTIVITIES AND OTHER SOURCES OF FUNDS:

Savings accounts and other types of deposits have traditionally been an important source of funds for use in lending and for other general business purposes. The Bank also derives funding from loan amortization and repayments, sales of securities, loan sales, and from other operations. The availability of funds is influenced by general interest rates and other market conditions. Scheduled loan repayments provide a relatively stable source of funds, while deposit inflows and outflows may vary widely and are influenced by prevailing interest rates and money market conditions. Borrowings have been used on a short-term basis for liquidity purposes and have also been used to fund lending and investment activities.

Substantially all of the Bank’s deposit accounts are derived from customers who reside or work in the Bank’s market area and from businesses located in that area. The Bank encourages its borrowers to maintain deposit accounts at the Bank.

The Bank has further enhanced its delivery systems by providing automated teller machines (“ATM”) and debit cards that can be used at any CIRRUS or NYCE ATM location nationwide and by offering telephone and on-line banking services. The Bank has no brokered accounts and does not currently intend to solicit or to accept such deposits. The Bank does not actively solicit certificate of deposit accounts over $100,000 but accepts them from in-market customers.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Board of Directors

MAYFLOWER CO-OPERATIVE BANK

Middleboro, Massachusetts

We have audited the accompanying consolidated statements of financial condition of Mayflower Co-operative Bank (the Bank) and Subsidiaries as of April 30, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2006. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mayflower Co-operative Bank and Subsidiaries at April 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

PARENT, McLAUGHLIN & NANGLE Certified Public Accountants, Inc.

Boston, Massachusetts

May 23, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Mayflower Co-operative Bank and Subsidiaries

	April 30
(In Thousands)	2006	2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$6,342	$5,152
Federal funds sold	453	3,642

Total cash and cash equivalents	6,795	8,794
Investment securities (Note B):
Securities available-for-sale	48,335	48,400
Securities held-to-maturity	39,996	38,175

Total investment securities	88,331	86,575
Loans receivable, net (Note C)	139,230	130,664
Accrued interest receivable (Note E)	1,156	1,051
Real estate held for investment	340	352
Premises and equipment, net (Note F)	6,578	6,363
Deposits with The Co-Operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,647	1,496
Refundable income taxes (Note I)	—	15
Deferred income taxes (Note I)	311	236
Other assets	766	712

Total Assets	$245,603	$236,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note G)	$200,534	$195,951
Advances from Federal Home Loan Bank (Note H)	25,197	21,412
Advances from borrowers for taxes and insurance	239	193
Accrued income taxes	48	—
Accrued expenses and other liabilities	993	755

Total Liabilities	227,011	218,311

Commitments and contingencies (Notes L and N)
STOCKHOLDERS’ EQUITY (Notes K and N)
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued and outstanding—none
Common stock $1.00 par value; authorized 15,000,000 shares; issued and outstanding 2,073,849 shares in 2006 and 2,071,932 in 2005	2,074	2,072
Additional paid-in capital	4,131	4,116
Retained earnings	13,274	12,663
Accumulated other comprehensive income (loss)	(887)	(455)

Total Stockholders’ Equity	18,592	18,396

Total Liabilities and Stockholders’ Equity	$245,603	$236,707

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Mayflower Co-operative Bank and Subsidiaries

	Year Ended April 30
(In Thousands, Except Per Share Data)	2006	2005	2004
INTEREST INCOME:
Loans receivable	$8,838	$7,850	$7,034
Securities held-to-maturity	1,475	1,254	1,013
Securities available-for-sale	2,068	1,923	2,107
Federal funds sold and interest bearing deposits in banks	80	57	33

Total interest income	12,461	11,084	10,187

INTEREST EXPENSE:
Deposits	3,899	2,921	2,894
Borrowed funds	742	525	554

Total interest expense	4,641	3,446	3,448

NET INTEREST INCOME	7,820	7,638	6,739
PROVISION FOR LOAN LOSSES	90	68	90

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,730	7,570	6,649

NONINTEREST INCOME:
Loan origination and other loan fees	137	143	60
Customer service fees	643	554	508
Gain (loss) on sales of investment securities, net	(254)	82	242
Gain on sales of mortgage loans	172	260	951
Other	149	146	110

Total noninterest income	847	1,185	1,871

NONINTEREST EXPENSE:
Compensation and fringe benefits	3,313	3,072	2,872
Occupancy and equipment	980	937	881
FDIC assessment	26	25	25
Other	1,957	1,794	1,710

Total noninterest expense	6,276	5,828	5,488

INCOME BEFORE INCOME TAXES	2,301	2,927	3,032
PROVISION FOR INCOME TAXES (Note I)	862	1,066	1,132

NET INCOME	$1,439	$1,861	$1,900

Basic earnings per share	$0.70	$0.91	$0.93

Diluted earnings per share	$0.68	$0.89	$0.90

Weighted average basic shares outstanding	2,072	2,054	2,044
Dilutive effect of outstanding stock options	49	40	58

Weighed average diluted shares outstanding	2,121	2,094	2,102

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Mayflower Co-operative Bank and Subsidiaries

(In Thousands, Except Share Amounts)	Common Shares	Common Stock Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE, April 30, 2003	1,357,523	$1,357	$3,894	$11,223	$443	$16,917
COMPREHENSIVE INCOME:
Net income	—	—	—	1,900	—	1,900
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $157,000	—	—	—	—	(294)	(294)
Reclassification adjustment for gains included in net income, net of deferred income taxes of $82,000	—	—	—	—	(160)	(160)

						(454)

Total comprehensive income						1,446
Issuance of shares of $1 par value common stock	11,395	12	104	—	—	116
Cash dividends paid ($.40 per share)	—	—	—	(819)	—	(819)
Three-for-two common stock split effected in the form of a 50% stock dividend	681,128	681	—	(681)	—	—

BALANCE, April 30, 2004	2,050,046	2,050	3,998	11,623	(11)	17,660
COMPREHENSIVE INCOME:
Net income	—	—	—	1,861	—	1,861
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $238,000	—	—	—	—	(393)	(393)
Reclassification adjustment for gains included in net income, net of deferred income taxes of $31,000	—	—	—	—	(51)	(51)

						(444)

Total comprehensive income						1,417
Issuance of shares of $1 par value common stock	21,886	22	118	—	—	140
Cash dividends paid ($.40 per share)	—	—	—	(821)	—	(821)

BALANCE, April 30, 2005	2,071,932	2,072	4,116	12,663	(455)	18,396
COMPREHENSIVE INCOME:
Net income	—	—	—	1,439	—	1,439
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of deferred income taxes of $356,000	—	—	—	—	(590)	(590)
Reclassification adjustment for losses included in net income, net of deferred income taxes of $96,000	—	—	—	—	158	158

						(432)

Total comprehensive income						1,007
Issuance of shares of $1 par value common stock	1,917	2	15	—	—	17
Cash dividends paid ($.40 per share)	—	—	—	(828)	—	(828)

BALANCE, April 30, 2006	2,073,849	$2,074	$4,131	$13,274	$(887)	$18,592

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Mayflower Co-operative Bank and Subsidiaries

	Year Ended April 30
(In Thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and dividends received	$12,676	$11,244	$10,578
Fees and other income received	1,090	1,101	1,448
Interest paid	(4,589)	(3,429)	(3,476)
Cash paid to suppliers and employees	(5,691)	(5,241)	(4,960)
Income taxes paid	(614)	(261)	(1,001)

Net cash provided by operating activities	2,872	3,414	2,589

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans	(8,645)	(12,301)	(12,643)
Purchases of available-for-sale securities	(14,143)	(17,107)	(19,315)
Proceeds from sales, calls, and maturities of available-for-sale securities	13,096	11,669	37,371
Purchases of held-to-maturity securities	(8,447)	(8,003)	(25,400)
Proceeds from maturities and calls of held-to-maturity securities	6,471	5,592	8,805
Purchase of FHLB stock	(151)	(149)	(45)
Purchase of real estate held for investment	—	(361)	—
Purchases of premises and equipment	(704)	(884)	(255)
Other—net	49	28	(18)

Net cash used in investing activities	(12,474)	(21,516)	(11,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	4,583	20,872	12,791
Proceeds from Federal Home Loan Bank advances	15,500	8,000	14,000
Payments on Federal Home Loan Bank advances	(12,215)	(7,110)	(16,478)
Net increase in overnight Federal Home Loan Bank advances	500	—	—
Net increase in advances from borrowers for taxes and insurance	46	11	17
Proceeds from issuance of common stock	17	140	116
Dividends paid	(828)	(821)	(819)

Net cash provided by financing activities	7,603	21,092	9,627

Net (decrease) increase in cash and cash equivalents	(1,999)	2,990	716
Cash and cash equivalents, beginning of year	8,794	5,804	5,088

Cash and cash equivalents, end of year	$6,795	$8,794	$5,804

Reconciliations of net income to net cash provided by operating activities:
Net income	$1,439	$1,861	$1,900

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	501	460	433
Provision for loan losses	90	68	90
Premium amortization	321	336	326
Intangible amortization	14	14	14
Deferred income taxes	185	8	836
Loss (gain) on sales of investment securities, net	254	(82)	(242)
Decrease (increase) in refundable income taxes	15	796	(705)
Decrease (increase) in accrued interest receivable	(105)	(176)	65
Decrease (increase) in prepaid expenses	(15)	(18)	42
Decrease (increase) in mortgage servicing rights	65	69	(116)
Increase (decrease) in deferred loan origination fees	(10)	(2)	(65)
Increase (decrease) in accrued interest payable	52	16	(28)
Increase (decrease) in accrued income taxes	48	—	—
Increase (decrease) in accrued expenses	18	64	39

Total adjustments	1,433	1,553	689

Net cash provided by operating activities	$2,872	$3,414	$2,589

SUPPLEMENTAL DISCLOSURES:
Total increase (decrease) in unrealized gain/loss on securities available-for-sale	$(692)	$(713)	$(693)

Three-for-two stock split issued in the form of a 50% stock dividend on the Bank’s outstanding common stock	$—	$—	$681

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended April 30, 2006, 2005 and 2004

Mayflower Co-operative Bank and Subsidiaries

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Method of accounting:

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting for all significant items of income and expense.

Basis of consolidation:

The accompanying consolidated financial statements include the accounts of the Bank and its wholly-owned Subsidiaries, MFLR Securities Corporation and Mayflower Plaza, LLC after elimination of all inter-company balances and transactions. MFLR Securities Corporation was formed for the purpose of investing in securities. Mayflower Plaza, LLC was formed in June 2004 for the purpose of holding rental real estate acquired in connection with branch office expansion.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:

Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform with the 2006 presentation.

Cash and cash equivalents:

For purposes of the statements of cash flows, the Bank considers cash and cash equivalents to include cash on hand, amounts due from banks and federal funds sold. Generally federal funds are sold for one-day periods.

Investment securities:

Trading securities:

Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

Securities held-to-maturity:

Government, Federal agency, corporate debt securities, and municipal obligations that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Securities available-for-sale:

Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and are included in other comprehensive income (loss). Realized gains (losses) on available-for-sale securities are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the remaining period to contractual maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

Loans receivable:

Lending activities are conducted principally in the Southeastern Massachusetts area. The Bank grants single-family and multi-family residential mortgages, commercial real estate mortgages, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Most loans granted by the Bank are collateralized by real estate. The ability and willingness of borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrower’s geographic areas and the general economy.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of unearned discount, deferred loan fees and the allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are capitalized and the net amount is amortized as an adjustment of the loan yield over the contractual life of the related loans.

Loan income:

Interest on loans is credited to income by applying the interest rate to the principal amount outstanding. Loans on which accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when a loan is specifically determined to be impaired, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual of interest on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such specific impaired loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Allowance for loan losses:

The adequacy of the allowance for loan losses is evaluated on a regular basis by management and the Bank’s Board of Directors. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the estimated value of any underlying collateral and the performance of individual loans in relation to contract terms. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb possible losses. Loans are charged off when management believes the collectibility of the principal is unlikely.

Management believes that the Bank’s current allowance for loan losses is adequate. While the allowance for loan losses is evaluated by management based upon available information, future additions to the allowance may be necessary based on changes in local economic conditions. Additionally, regulatory agencies review the Bank’s allowance for loan losses as part of their examination process. Such agencies may require the Bank to recognize additions to the allowance based on judgments which may be different from those of management.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non- classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the

Mayflower Co-operative Bank and Subsidiaries

delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of similar balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Impaired loans:

The Bank follows Statement of Financial Accounting Standard (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” which requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or the collateral value. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Impairment of long-lived assets:

The Bank follows Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.” The standard requires an entity to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Under the standard, all long-lived assets and certain identifiable intangibles to be disposed of are to be reported at the lower of the carrying amount or fair value, less costs to sell.

Foreclosed real estate:

Real estate properties acquired through, or in lieu of loan foreclosure, are to be sold, and are recorded at the time of foreclosure at the lower of the carrying amount of the loan or at the fair value, less costs to sell, of the related collateral, which becomes the new cost basis. The excess of the balance of the loan over the estimated fair value, if any, is charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less costs to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

Premises and equipment:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the respective assets as follows:

Office buildings and improvements	20 to 50 years
Furniture, fixtures and equipment	3 to 20 years

Mortgage servicing rights:

The Bank follows Statement of Financial Accounting Standards (SFAS) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires that the Bank recognize the rights to service mortgage loans for others, regardless of the manner in which the servicing rights are acquired, as separate assets. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Intangible assets:

In connection with the acquisition (accounted for as a purchase) of the deposits of the Bank’s Rochester branch, costs allocated to this purchase, including the deposit acquisition premium have been capitalized. Amortization of these intangible assets is on a straight-line method over a 15 year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in related deferred tax assets and liabilities.

Pension plan:

The Bank provides pension benefits for its employees through participation in the Massachusetts Co-operative Banks’ Employees Retirement Association. It is the Bank’s policy to fund pension plan costs in the year of accrual.

Stock split in form of stock dividend:

In November 2003, the Bank’s Board of Directors authorized a 3-for-2 stock split of its common stock effective November 28, 2003, in the form of a 50% stock dividend for stockholders of record at the close of business on November 21, 2003. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

Stock-based compensation:

At April 30, 2006, the Bank has two stock-based compensation plans, which are described more fully in Note N. The Bank accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123,

“Accounting for Stock-Based Compensation” to stock-based employee compensation.

(In Thousands, Except Per Share Data)		2006	2005	2004
Net income	As reported	$1,439	$1,861	$1,900
	Pro forma	1,385	1,861	1,900
Basic earnings per share	As reported	0.70	0.91	0.93
	Pro forma	0.67	0.91	0.93
Diluted earnings per share	As reported	0.68	0.89	0.90
	Pro forma	0.65	0.89	0.90

The fair value of each option granted during 2006 is estimated on the date of the grant using the Black-Scholes option-pricing model and amounted to $2.08. Assumptions used to determine the fair value of stock options granted are as follows:

	2006	2005	2004
Weighted average fair value	$2.08	—	—
Expected dividend yield	2.57%	—	—
Risk-free interest rate	4.60%	—	—
Expected volatility	29.72%	—	—
Expected life in years	4.50	—	—

Earnings per share:

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the effect on the weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury method.

Fair values of financial instruments:

Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

Mayflower Co-operative Bank and Subsidiaries

Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments.

Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash, due from banks and federal funds sold:

The carrying amounts reported in the statements of financial condition for cash, due from banks and federal funds sold, approximate those assets’ fair values.

Investment securities:

Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans:

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate, residential mortgage, and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and nonperforming categories.

The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant nonperforming loans is based on recent internal or external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities:

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of April 30, 2006 (that is, their carrying amounts). The fair value of certificates of deposit are based on the discounted value of contractual cash flows.

Federal Home Loan Bank advances:

Fair values of Federal Home Loan Bank borrowings are estimated by discounting the future cash payment using rates currently available to the Bank for borrowings with similar terms and maturities.

Commitments to extend credit:

Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Limitations:

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair value estimates are based on existing on-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

liabilities include the deferred tax asset or liabilities, and premises and equipment. In addition, as described for investments and mortgage-backed securities, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123(R) replaces SFAS No. 123 “Accounting for Stock-based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) will require that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in the Bank’s financial statements, eliminating pro forma disclosure as an alternative.

Under SFAS No. 123(R), the Bank will be required to measure the cost of employee services received in exchange for stock based on the fair value at the grant date. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award (usually the vesting period). The fair value will be estimated using an option pricing model. SFAS No. 123(R) is effective as of the beginning of the first interim or annual reporting period beginning after June _5, 2005, however, in April 2005, the Securities and Exchange Commission announced a phased-in implementation process that will require the Bank to adopt SFAS No. 123(R) no later than the beginning of the fiscal year that begins May 1, 2006. The Bank does not believe the adoption of this Statement will have a material effect on the Consolidated Financial Statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which addresses the accounting for and reporting of accounting changes and error corrections. This Statement requires retrospective application for reporting voluntary changes in accounting principles and changes required by an accounting pronouncement when transition provisions are not specified. SFAS No. _54 is effective for accounting changes and corrections of errors made in fiscal years beginning after December _5, 2005. The Bank does not believe the adoption of this Statement will have a material effect on the Consolidated Financial Statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends SFAS No. 140 with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement, among other provisions, requires that servicing assets and liabilities be initially measured at fair value, permits alternate measurement methods for servicing assets and liabilities subsequent to initial measurement and contains additional disclosure requirements. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The Bank does not believe the adoption of this Statement will have a material effect on the Consolidated Financial Statements.

B. INVESTMENT SECURITIES:

Investment securities have been classified according to management’s intent. The amortized cost of securities and their approximate fair values at April 30, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(In Thousands)	April 30, 2006
AVAILABLE-FOR-SALE SECURITIES:
U.S. Government obligations	$17,025	$—	$(328)	$16,697
Corporate debt securities	2,024	—	(183)	1,841
Municipal obligations	463	—	(8)	455
Mortgage-backed and related securities	25,836	8	(667)	25,177
Trust preferred securities	1,250	8	—	1,258
Marketable equity securities	3,159	—	(252)	2,907

	$49,757	$16	$(1,438)	$48,335

HELD-TO-MATURITY SECURITIES:
U.S. Government obligations	$14,004	$—	$(297)	$13,707
Corporate debt securities	508	—	(8)	500
Municipal obligations	453	—	(10)	443
Mortgage-backed and related securities	24,551	—	(912)	23,639
Asset-backed securities	480	—	(1)	479

	$39,996	$—	$(1,228)	$38,768

Mayflower Co-operative Bank and Subsidiaries

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(In Thousands)	April 30, 2005
AVAILABLE-FOR-SALE SECURITIES:
U.S. Government obligations	$14,594	$4	$(188)	$14,410
Corporate debt securities	4,568	—	(466)	4,102
Mortgage-backed and related securities	24,120	101	(207)	24,014
Asset-backed securities	260	4	—	264
Trust preferred securities	1,250	43	—	1,293
Marketable equity securities	4,337	147	(167)	4,317

	$49,129	$299	$(1,028)	$48,400

HELD-TO-MATURITY SECURITIES:
U.S. Government obligations	$13,016	$3	$(227)	$12,792
Corporate debt securities	1,031	—	(14)	1,017
Mortgage-backed and related securities	23,559	2	(416)	23,145
Asset-backed securities	569	—	—	569

	$38,175	$5	$(657)	$37,523

Mortgage backed and related securities consist of primarily FHLMC and FNMA certificates and other asset-backed investments.

Proceeds from sales and calls of available-for-sale securities amounted to $5,317,000, $6,004,000 and $26,382,000 during the years ended April 30, 2006, 2005 and 2004, respectively. Gross gains of $113,000, $82,000 and $454,000 for the years ended April 30, 2006, 2005 and 2004, respectively, and gross losses of $367,000, $0 and $212,000 for the years ended April 30, 2006, 2005 and 2004, respectively, were realized on those sales.

The scheduled maturities of securities held-to-maturity and securities available-for-sale (other than equity securities) at April 30, 2006 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Held-to-Maturity		Securities Available-for-Sale
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$6,519	$6,401	$4,529	$4,445
Due after 1 year through 5 years	7,993	7,806	14,278	13,933
Due after 5 years through 10 years	203	199	705	615
Due after 10 years	250	244	—	—

	14,965	14,650	19,512	18,993
Mortgage-backed, asset-backed and related securities	25,031	24,118	25,836	25,177

	$39,996	$38,768	$45,348	$44,170

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

Information pertaining to securities with gross unrealized losses at April 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Greater Than Twelve Months		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
AVAILABLE-FOR-SALE SECURITIES:
Debt Securities:
U.S. Government obligations	$4,926	$54	$11,771	$274	$16,697	$328
Corporate debt securities	—	—	1,841	183	1,841	183
Municipal obligations	455	8	—	—	455	8
Mortgage-backed and related securities	13,507	215	11,234	452	24,741	667

Total debt securities	18,888	277	24,846	909	43,734	1,186
Marketable equity securities	1,678	56	1,229	196	2,907	252

Total available-for-sale securities	$20,566	$333	$26,075	$1,105	$46,641	$1,438

HELD-TO-MATURITY SECURITIES:
U.S. Government obligations	$2,460	$37	$11,247	$260	$13,707	$297
Corporate debt securities	—	—	500	8	500	8
Municipal obligations	443	10	—	—	443	10
Mortgage-backed and related securities	6,802	180	17,316	733	24,118	913

Total held-to-maturity securities	$9,705	$227	$29,063	$1,001	$38,768	$1,228

Management reviews the investment portfolio from time to time and evaluates securities for other-than- temporary impairment status. As part of this review, management discusses those securities that have depreciated in value to determine if the security is other-than-temporarily impaired. If the conclusion is that the security has been impaired, management will either write down or sell the security. As part of the evaluation process, consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At April 30, 2006, 131 debt securities had unrealized losses with aggregate depreciation of 2.8% from the Bank’s amortized cost basis. These unrealized losses relate principally to fluctuations in interest rates. Also at April 30, 2006, 7 marketable equity securities (including preferred stocks) had unrealized losses with aggregate depreciation of 8.0% from the Bank’s cost basis. No credit issues have been identified that cause management to believe the declines in market value are other-than-temporary. In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. Unrealized losses on marketable equity securities that are significant and that have been sustained for more than a twelve month period are generally recognized by management as being other-than- temporary and are sold, unless evidence exists to support a realizable value equal to or greater than the Bank’s carrying value of the investment.

Mayflower Co-operative Bank and Subsidiaries

C. LOANS RECEIVABLE:

Loans receivable at April 30 are summarized as follows:

	April 30
(In Thousands)	2006	2005
Mortgage loans on real estate:
Residential	$54,893	$53,391
Commercial	34,032	30,976
Construction	29,824	29,078
Home equity loans	3,396	2,785
Home equity lines of credit	20,237	18,041

	142,382	134,271
Less:
Due borrowers on unadvanced loans	(9,314)	(8,865)
Net deferred loan origination fees	(29)	(40)

	133,039	125,366

Consumer loans:
Personal	1,608	1,575
Loans secured by savings accounts	707	732

	2,315	2,307

Commercial loans:
Secured and unsecured	1,666	1,521
Lines of credit	3,914	3,076

	5,580	4,597

	140,934	132,270
Less allowance for loan losses	(1,704)	(1,606)

	$139,230	$130,664

Home equity lines of credit, consumer lines of credit and commercial lines of credit are shown net of unadvanced funds amounting to $15,970,000, $363,000 and $1,864,000 respectively at April 30, 2006.

There were no loans delinquent 90 days or more and there were no non-accrual loans at either April 30, 2006 or 2005.

There were no impaired loans at either April 30, 2006 or 2005 as all delinquent loans were collateral dependent and the values of the related collateral were more than sufficient to cover the outstanding balances.

Activity in the allowance for loan losses is summarized as follows for the years ended April 30:

(In Thousands)	2006	2005	2004
Balance at beginning of year	$1,606	$1,473	$1,322
Provision for loan losses	90	68	90
Loans charged off	—	(2)	(11)
Recoveries	8	67	72

Balance at end of year	$1,704	$1,606	$1,473

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

D. LOAN SERVICING:

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $58,107,000, $59,304,000 and $60,028,000 at April 30, 2006, 2005 and 2004, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $196,000, $147,000 and $171,000 at April 30, 2006, 2005 and 2004, respectively.

Mortgage servicing rights of approximately $92,000, $93,000 and $338,000 were capitalized in 2006, 2005 and 2004, respectively. Amortization of mortgage servicing rights was approximately $158,000, $162,000 and $222,000 for the years ended April 30, 2006, 2005 and 2004, respectively.

E. ACCRUED INTEREST RECEIVABLE:

Accrued interest receivable at April 30 is summarized as follows:

(In Thousands)	2006	2005
Investment securities	$531	$502
Loans receivable	621	543
Other	4	6

	$1,156	$1,051

F. PREMISES AND EQUIPMENT:

A summary of the cost and accumulated depreciation of premises and equipment at April 30 is summarized as follows:

(In Thousands)	2006	2005
Land	$577	$577
Buildings and land improvements	7,062	6,621
Equipment	1,900	1,754

	9,539	8,952
Accumulated depreciation	(2,961)	(2,589)

	$6,578	$6,363

Depreciation expense for the years ended April 30, 2006, 2005, and 2004, amounted to $501,000, $460,000 and $433,000 respectively.

G. DEPOSITS:

Deposits at April 30 are summarized as follows:

(In Thousands)	2006	2005
NOW accounts	$29,631	$32,690
Demand deposit accounts	12,942	10,689
Official checks	2,471	2,330
Regular savings accounts	36,109	35,567
Money market deposit accounts	8,773	10,349

Total non-certificate accounts	89,926	91,625

Certificates:
Term and money market	95,297	88,269
IRA	15,311	16,057

Total certificate accounts	110,608	104,326

Total deposits	$200,534	$195,951

Term deposit certificates of $100,000 or more totaled approximately $35,268,000 and $31,658,000 at April 30, 2006 and 2005, respectively.

Mayflower Co-operative Bank and Subsidiaries

A summary of term certificate accounts by maturity, as of April 30, 2006 is as follows:

	Weighted Average Rate	Amount in Thousands
Within one year	3.68%	$87,336
Over one year to two years	3.76%	15,066
Over two years to three years	3.72%	3,490
Over three years to five years	4.01%	4,716

		$110,608

H. ADVANCES FROM FEDERAL HOME LOAN BANK AND LINES OF CREDIT:

At April 30, 2006, the Bank has outstanding advances from the Federal Home Loan Bank of Boston amounting to $25,197,000, which mature at various dates through June 2009 and bear interest rates ranging from 2.43% to 5.52%. The advances may be prepaid at any time subject to a prepayment fee. Principal maturities under these advances are as follows:

Year Ending April 30	Amount in Thousands
2007	$14,320
2008	4,843
2009	5,034
2010	1,000

$25,197

All borrowings from the Federal Home Loan Bank of Boston are secured by certain unencumbered mortgage loans. The Bank has a variable rate overnight line of credit of $2,714,000 with the Federal Home Loan Bank of Boston, which was unused at April 30, 2006.

I. INCOME TAXES:

Consolidated income taxes for the years ended April 30 are summarized as follows:

(In Thousands)	2006	2005	2004
Current:
Federal	$565	$869	$257
State	112	189	39

Total current	677	1,058	296

Deferred (Benefit):
Federal	110	(5)	636
State	75	13	200

Total deferred (benefit)	185	8	836

Total income tax expense	$862	$1,066	$1,132

The components of the net deferred tax asset at April 30 are summarized as follows:

(In Thousands)	2006	2005
Deferred tax assets for deductible temporary differences	$1,385	$1,052
Deferred tax liabilities for taxable temporary differences	(1,074)	(816)

Net deferred tax asset	$311	$236

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

The tax effects of significant temporary differences at April 30 are summarized as follows:

(In Thousands)	2006	2005
Deferred tax assets:
Allowance for loan losses in excess of tax reserves	$576	$566
Unrealized loss on available-for-sale securities	535	275
Tax versus book basis of loans originated for sale	—	45
Deferred compensation	166	141
Other	108	25

	$1,385	$1,052

Deferred tax liabilities:
Tax versus book basis of premises and equipment	$342	$375
Tax versus book basis of loans originated for sale	295	—
Tax versus book basis of mortgage servicing rights	122	133
Loan origination fees deferred for tax purposes	199	202
Tax reserve for loan losses in excess of base year	67	64
Other	49	42

	$1,074	$816

Total income tax expense differed from amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

(In Thousands)	2006	2005	2004
Expected income tax expense at federal tax rate	$782	$995	$1,031
State income tax, net of federal income tax benefit	124	133	159
Dividends received deduction and other	(44)	(62)	(58)

Total income tax expense	$862	$1,066	$1,132

J. OTHER NONINTEREST EXPENSE:

Other noninterest expense amounts are summarized as follows for the years ended April 30:

(In Thousands)	2006	2005	2004
Data processing	$280	$265	$252
Professional fees (legal, audit, consulting)	290	266	243
Printing, postage and supplies	211	206	205
Other	1,176	1,057	1,010

	$1,957	$1,794	$1,710

K. STOCKHOLDERS’ EQUITY:

In November 2003, the Bank’s Board of Directors authorized a three-for-two stock split effected in the form of a 50% stock dividend payable November 28, 2003 to stockholders of record on November 21, 2003. This resulted in the issuance of 681,128 additional shares of common stock. All per share and weighted average share amounts have been restated to reflect this stock split.

Mayflower Co-operative Bank and Subsidiaries

L. COMMITMENTS AND CONTINGENCIES:

Financial instruments with off-balance sheet risk:

The Bank enters into financial agreements in the normal course of business that have off-balance sheet risks. These arrangements are used to meet the financing needs of its customers and to limit its own exposure to fluctuating market conditions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statement of financial condition. These financial agreements include commitments to originate loans, to disburse funds to borrowers on unused construction loans and to disburse funds on committed but unused lines of credit and letters of credit.

Financial instruments whose contract amounts represent credit risk at April 30:

	Contractual Amounts
(In Thousands)	2006	2005
Commitments to originate loans	$7,756	$4,617
Unadvanced portions of home equity, consumer and commercial lines of credit	18,197	16,683
Unadvanced portions of construction loans	9,314	8,865
Standby letters of credit	197	290

	$35,464	$30,455

The Bank’s exposure to credit loss in the event of nonperformance by the other party to these financial agreements is represented by the contractual amount of those commitments. These financial instruments are agreements to lend to a customer provided there are no violations of any conditions established in the contract. In addition, the agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the borrower.

The Bank uses the same credit policies in making these commitments as it does for on-balance sheet instruments, and evaluates each customer’s creditworthiness on a case-by-case basis.

Lease Commitments:

The Bank leases its Rochester branch location, the site for its Bridgewater branch location, and a parcel of land for a remote ATM location under non-cancelable operating leases which expire at various times through November 2027. The lease for the Bridgewater location contains a purchase option for fair market value after November 2007. Minimum future lease payments under these leases are as follows:

Year Ending April 30	Amounts in Thousands
2007	$34
2008	32
2009	30
2010	31
2011	32
Thereafter	648

$807

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

M. PENSION PLANS:

The Bank provides a pension plan covering all eligible employees through membership in the Co-operative Banks’ Employees Retirement Association (CBERA). Contributions to the plan are based on the funding requirements set forth by the Trustees of the Retirement Association. In addition, the Bank also participates in a 401(k) savings plan through CBERA. Eligible employees may contribute up to 50% of their salary, subject to certain limitations, which can be matched up to 5% by the Bank on a dollar for dollar basis.

Pension expense on the multiemployer plans, including contributory payments to the Bank sponsored 401(k) plan, amounted to $213,000, $235,000 and $219,000 for the years ended April 30, 2006, 2005 and 2004, respectively.

In 1998, the Bank adopted a deferred compensation arrangement with certain officers and directors whereby these individuals can elect to defer a portion of compensation and fees to be then paid in the future with interest defined in the Plan. Total expense under this Plan amounted to $78,000, $75,000 and $71,000 for the years ended April 30, 2006, 2005 and 2004, respectively.

N. STOCK OPTION PLANS:

In 1988, the Board of Directors adopted a Stock Option Plan for the benefit of officer and non-officer employees, and reserved 191,250 shares of authorized but unissued common stock. The exercise price of any option granted will not be less than the fair market value of the common stock on the date of grant. Upon adoption of the Plan, the Bank granted options for 122,175 shares, at an exercise price of $2.40 per share. In July 1996, the Board of Directors granted the remaining 69,075 shares at an exercise price of $5.89. In December 1997, the Board of Directors granted options for 21,600 shares at an exercise price of $10.55. These additional options were available as a result of accumulated forfeitures of previously granted options. The options are exercisable over a ten year period from the respective grant dates with no significant vesting periods required.

In 1999, the Board of Directors adopted a new Stock Option and Incentive Plan for the benefit of officer and non-officer employees and directors of the Bank. Shares reserved under this plan totaled 99,750 shares of authorized but unissued common stock. The exercise price of any option granted will not be less than the fair market value of the common stock on the date of grant. In December 1999, the Board of Directors granted options for 74,925 shares at an exercise price of $8.83. In June 2000, the Board of Directors granted options for 7,500 shares at an exercise price of $7.09. In December 2005, the Board of Directors granted options for 25,950 shares at an exercise price of $14.00. A portion of these options were available as a result of accumulated forfeitures of previously granted options. The options are exercisable over a ten year period from the grant dates with no significant vesting periods required.

A summary of the activity under the Plans is as follows:

	Number of Shares	Average Exercise Price
Balance outstanding at April 30, 2004	108,015	$7.95
Options exercised ($5.89–$10.55)	(21,886)	6.38
Options forfeited ($ 10.55)	(450)	10.55

Balance outstanding at April 30, 2005	85,679	8.26
Options granted ($ 14.00)	25,950	14.00
Options exercised ($5.89–$10.55)	(1,917)	9.02

Balance outstanding at April 30, 2006	109,712	$9.60

O. CONCENTRATION OF CREDIT RISK:

The Bank maintains cash deposits at financial institutions located in Boston. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. As of April 30, 2006 and 2005, uninsured portions of balances at those banks aggregated $820,000 and $896,000, respectively.

Mayflower Co-operative Bank and Subsidiaries

P. REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of April 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent examination by the Federal Deposit Insurance Corporation, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage capital ratios as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table sets forth the Bank’s various regulatory capital categories at April 30, 2006 and 2005 (amounts in thousands):

	Actual		For Capital Adequacy Purposes		To be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of April 30, 2006:
Total capital (to risk-weighted assets)	$20,921	14.3%	$11,680	8.0%	$14,601	≥	10.0%
Tier I capital (to risk-weighted assets)	19,217	13.2%	5,840	4.0%	8,760	≥	6.0%
Tier I capital (to total average assets)	19,217	8.0%	9,646	4.0%	12,058	≥	5.0%
As of April 30, 2005:
Total capital (to risk-weighted assets)	$20,318	14.4%	$11,271	8.0%	$14,089	≥	10.0%
Tier I capital (to risk-weighted assets)	18,712	13.3%	5,636	4.0%	8,453	≥	6.0%
Tier I capital (to total average assets)	18,712	8.0%	932	4.0%	1,165	≥	5.0%

Q. FAIR VALUES OF FINANCIAL INSTRUMENTS:

The estimated fair values of the Bank’s financial instruments at April 30, 2006 and 2005 are as follows:

	April 30, 2006		April 30, 2005
(In Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$6,342	$6,342	$5,152	$5,152
Federal funds sold	453	453	3,642	3,642
Investment securities	88,331	87,103	86,575	85,923
Loans, net	139,230	135,539	130,664	130,748
Accrued interest receivable	1,156	1,156	1,051	1,051
Deposits with The Co-operative Central Bank	449	449	449	449
Stock in Federal Home Loan Bank of Boston	1,647	1,647	1,496	1,496
Financial liabilities:
Deposits	200,534	200,825	195,951	196,101
Federal Home Loan Bank advances	25,197	24,782	21,412	21,094

NOTE S TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended April 30, 2006, 2005 and 2004	Mayflower Co-operative Bank and Subsidiaries

R. QUARTERLY DATA (UNAUDITED):

Consolidated operating results on a quarterly basis for the years ended April 30, 2006 and 2005 are summarized as follows (in thousands, except per share data):

	2006				2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$3,202	$3,141	$3,103	$3,015	$2,902	$2,833	$2,717	$2,632
Interest expense	1,276	1,194	1,121	1,050	930	883	839	794

Net interest income	1,926	1,947	1,982	1,965	1,972	1,950	1,878	1,838
Provision for loan losses	30	—	30	30	—	23	22	23

Net interest income after provision for loan losses	1,896	1,947	1,952	1,935	1,972	1,927	1,856	1,815
Noninterest income:
Gain on sales of mortgages	27	11	12	122	76	77	107	—
Gain (loss) on sales of investments	—	(290)	36	—	11	1	1	69
Other	229	234	236	230	215	205	200	223

Total noninterest income	256	(45)	284	352	302	283	308	292
Noninterest expense	(1,633)	(1,562)	(1,577)	(1,504)	(1,491)	(1,492)	(1,445)	(1,400)

Income before income taxes	519	340	659	783	783	718	719	707
Provision for income taxes	193	132	239	298	279	273	274	240

Net income	$326	$208	$420	$485	$504	$445	$445	$467

Basic earnings per share	$0.16	$0.10	$0.21	$0.23	$0.25	$0.21	$0.22	$0.23

Diluted earnings per share	$0.16	$0.09	$0.20	$0.23	$0.25	$0.21	$0.21	$0.22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Mayflower Co-operative Bank and Subsidiaries

FORWARD-LOOKING STATEMENTS:

This report includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, the strength of the local real estate market, competition, products and pricing in the geographic and business areas in which the Bank operates, prevailing interest rates, changes in government regulations and policies affecting financial services companies, and credit quality and credit risk management. Mayflower Co-operative Bank undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

RECENT ACCOUNTING PRONOUNCEMENTS:

For a discussion of recent accounting pronouncements see Footnote A, page 16 of the Bank’s Consolidated Financial Statements included with this Annual Report.

CRITICAL ACCOUNTING POLICIES:

Management’s discussion and analysis of the Bank’s financial condition and results of operations are based on the consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis in making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from the amount derived from management’s estimates and assumptions under different assumptions or conditions.

Allowance for Loan Losses:

The provision for loan losses represents a charge or credit against current earnings and an addition or deduction from the allowance for loan losses. In determining the amount to provide for loan losses, the key factor is the adequacy of the allowance for loan losses. Management uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the loan portfolio for purposes of establishing an adequate allowance for loan losses. The methodology includes three elements: (1) an analysis of individual loans currently delinquent or deemed to be impaired, (2) general loss allocations for various types of loans based on loss experience factors, and (3) an unallocated allowance. The general and unallocated allowances are maintained based on management’s assessment of many factors including the risk characteristics of the loan portfolio, concentrations of credit, current and anticipated economic conditions that may effect borrowers’ ability to pay, and trends in loan delinquencies and charge-offs.

Any significant changes in these assumptions and/or conditions could result in higher than estimated losses that could adversely affect the Bank’s earnings. In addition, regulatory agencies, as part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additional allowances based on judgments different than those of management, which could also adversely affect the Bank’s earnings. Refer to the discussion of Allowance for Loan Losses in the Business Section of the Bank’s Form 10-KSB for the year ended April 30, 2006 and Note A to Consolidated Financial Statements for a further description of the allowance for loan losses.

Other-Than-Temporarily Impaired Investment Securities:

Management judgment is involved in the evaluation of declines in value of individual investment securities held by the Bank. Declines in value that are deemed other-than-temporary are recognized in the income statement through a write-down in the recorded value of the affected security. Management considers many factors in their analysis of other-than-temporarily impaired securities including industry analyst reports, sector credit ratings, volatility in market price and other relevant information such as financial condition, earnings capacity and near term prospects of the company and the length of time and extent to which the market value has been less than cost.

Whenever a debt or equity security is deemed to be other-than-temporarily impaired as determined by management’s analysis, it is written-down to its current fair market value. Any unfavorable change in general market conditions or the condition of a specific issuer could cause an increase in the Bank’s impairment write-downs on investment securities, which would have an adverse effect on the Bank’s earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
Mayflower Co-operative Bank and Subsidiaries

FINANCIAL CONDITION:

At April 30, 2006, the Bank’s total assets were $245.6 million as compared to $236.7 million at April 30, 2005, an increase of $8.9 million or 3.8%. This increase is primarily a result of growth of $8.6 million in net loans receivable, coupled with an increase of $1.8 million in the investment portfolio and offset by a decrease in cash and cash equivalents of $2.0 million. The growth in total assets was funded by an increase of $4.6 million in deposits and by an increase of $3.8 million in borrowings from the Federal Home Loan Bank.

During the fiscal year ended April 30, 2006, residential mortgage loan originations increased compared to the prior year. During this period, the Bank originated a total of $22.1 million in residential mortgage loans, compared to $19.7 million originated for the same period one year ago. During fiscal year 2006, the Bank sold $10.0 million of residential loans in the secondary mortgage market compared to $10.3 million of originations sold over the course of the prior year. This activity, combined with other mortgage payoffs and regularly scheduled amortization, resulted in a $1.5 million increase in residential loan balances as compared to April 30, 2005. Additionally, due to increased marketing efforts by the Bank as well as borrower efforts to protect advantageous first mortgages from increasing rates, the Bank increased its home equity line of credit portfolio, which grew by $2.2 million in balances outstanding. Additionally, fixed-rate home equity loans grew by $611,000.

Also during the year ended April 30, 2006, as a function of the health of the local real estate market and increased development activity on the part of certain of its commercial customers, the Bank experienced an increase of $326,000 in its construction loan balances outstanding, and an increase of $3.1 million in commercial mortgage balances. Additionally, commercial loan balances increased by $983,000 and personal loan balances increased by $8,000. In aggregate, net loans outstanding increased by $8.5 million from $130.7 million at April 30, 2005 to $139.2 million at April 30, 2006.

Commercial business, construction and commercial real estate financing are generally recognized to involve a higher degree of credit risk than long-term financing of residential properties due to their higher potential for default and the possible difficulty of disposing of underlying collateral, if any. Therefore, the overall strength of the Bank’s loan portfolio will continue to rely heavily on the health of the New England economy and any deterioration of it could negatively impact earnings.

At April 30, 2006, the Bank’s reserve for estimated loan losses was $1.7 million, which represented 1.22% of net loans receivable at that date. This compares to $1.6 million at April 30, 2005, which represented 1.23% of net loans receivable. During the year ended April 30, 2006, the Bank provided $90,000 to augment its reserve and recorded net recoveries of $8,000 against previously charged off commercial loans. The Bank’s loan portfolio will continue to rely heavily on the strength of the local real estate market; and any deterioration in that market could have a negative impact on the Bank’s results. Although management will continue to closely monitor the Bank’s loan portfolio, higher provisions for loan losses and foreclosed property expense may be required should economic conditions worsen or the levels of non-performing assets increase.

Mayflower Co-operative Bank and Subsidiaries

Total deposits, after interest credited, increased by $4.5 million or 2.3% from $196.0 million at April 30, 2005 to $200.5 million at April 30, 2006. Despite the opening, and relative success, of its sixth retail location during the first quarter of 2006, the Bank has experienced reductions in its savings and money market balances as well as checking account balances of $1.0 million and $665,000, respectively. However, certificate of deposit balances have increased by $6.3 million when compared to April 30, 2005 due to the Bank’s continued marketing efforts and rising interest rates for those products.

Total stockholders’ equity increased by $196,000 when compared to April 30, 2005. This increase resulted from net income for the period of $1.4 million and the receipt of $17,000 as a result of the exercise of employee stock options. These increases were partially offset by the payment of cash dividends totaling $828,000 or $.40 per share. Additionally, stockholders’ equity decreased due to fluctuations in the unrealized gain/loss on securities available-for-sale. The increase in interest rates has caused the market value of the Bank’s available-for-sale investment portfolio to decrease, from a net unrealized loss of $455,000 at April 30, 2005 to a net unrealized loss of $887,000 at April 30, 2006. The Bank’s total stockholders’ equity to assets ratio was 7.56% at April 30, 2006 as compared to 7.77% at April 30, 2005.

During November 2003, the Bank declared a 3-for-2 split in the form of a 50% stock dividend, payable November 28, 2003 to shareholders of record as of November 21, 2003. All current and prior period share and per share data has been adjusted to reflect the stock split.

RESULTS OF OPERATIONS

Comparison of the years ended April 30, 2006 and April 30, 2005

General:

Net income for the year ended April 30, 2006 was $1.4 million compared with net income of $1.9 million for the year ended April 30, 2005, a decrease of $422,000 or 22.7%. Net interest income increased by $182,000 as a result of the growth in average interest earning assets. The provision for loan losses increased by $22,000 for the year ended April 30, 2006. The Bank also recorded $172,000 in gains on the sales of loans for the year ended April 30, 2006 as compared to $260,000 for the prior year. Also during the current year, the Bank recorded a net loss of $254,000 in investment sales, primarily due to the disposal of its investment in a General Motors Corporation bond, compared to $82,000 in gains on sales of investments realized one year ago. Noninterest expenses increased by $448,000 or 7.7% as a result of increases in personnel costs, occupancy and equipment expenses, technology costs, and increases in the costs of other goods and services.

The Bank’s results largely depend upon its net interest margin, which is the difference between the income earned on loans and investments, and the interest paid on deposits and borrowings as a percentage of average interest-earning assets. During the year ended April 30, 2006, the Bank’s net interest margin decreased from 3.58% to 3.42%. Although average interest-earning assets increased by $15.5 million, this decrease in net interest margin is primarily the result of short-term interest rates having increased more rapidly during the period than long-term rates, thus flattening the yield curve. Additionally, depositor’s preference for shorter-term, more liquid investments has further increased the Bank’s cost of funds. The resulting cost of new and repriced short-term certificates of deposit has exceeded the rate of increases on new and repricing interest-earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)	Mayflower Co-operative Bank and Subsidiaries

The effect on net interest income as a result of changes in interest rates and in the amount of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the period indicated attributable to (1) changes in volume (change in average balance multiplied by prior period yield), (2) changes in interest rates (changes in yield multiplied by prior period average balance) and (3) the combined effect of changes in interest rates and volume (change in yield multiplied by change in average balance).

	Year Ended April 30
	2005 vs. 2006				2004 vs. 2005
	Changes Due to Increase (Decrease)				Changes Due to Increase (Decrease)
(In Thousands)	Total	Volume	Rate	Rate/ Volume	Total	Volume	Rate	Rate/ Volume
Interest income:
Loans	$988	$548	$411	$29	$816	$908	$(81)	$(11)
Investments	366	298	62	6	57	184	(120)	(7)
Short-term investments	23	(19)	62	(20)	24	(6)	36	(6)

Total	1,377	827	535	15	897	1,086	(165)	(24)

Interest expense:
Deposits	978	216	709	53	27	261	(215)	(19)
Borrowings	217	12	200	5	(29)	5	(34)	—

Total	1,195	228	909	58	(2)	266	(249)	(19)

Increase (decrease) in net interest and dividend income	$182	$599	$(374)	$(43)	$899	$820	$84	$(5)

Interest and Dividend Income:

Interest and dividend income increased by $1.4 million or 12.4% to $12.5 million for the year ended April 30, 2006 from $11.1 million for the year ended April 30, 2005. Interest income from loans increased by $988,000. This increase was due to an increase of $8.8 million in the average balance of loans outstanding, augmented by an increase in the average rate earned on loans from 6.20% in 2005 to 6.53% in 2006. Interest and dividend income on investment securities increased by $366,000 as a result of an increase of $7.8 million in the average balance of investments, augmented by an increase in the average yield earned, from 3.82% in 2005 to 3.89% in 2006. Interest on short-term investments increased by $23,000 as a result of an increase in the average yield earned, from 1.64% in 2005 to 3.42% in 2006, offset by a decrease of $1.1 million in the average balance of short-term investments.

Interest Expense:

Interest expense increased by $1.2 million or 34.7% to $4.6 million for the year ended April 30, 2006. Interest expense on deposits increased by $978,000 or 33.5% as a result of an increase of $13.7 million in the average balance of deposits, from $185.5 million in 2005 to $199.2 million in 2006, coupled with an increase in the average rate paid, from 1.57% in 2005 to 1.96% in 2006. Interest expense on borrowed funds increased by $217,000 or 41.3% for the year ended April 30, 2006. This increase was due primarily to an increase in the average rate paid on advances, from 2.51% in 2005 to 3.47% in 2006, augmented by an increase of $501,000 in the average balance of borrowed funds.

The Bank continues to closely manage its cost of deposits by seeking to acquire new, and maintaining existing core deposits, while prudently adding time deposits at reasonable rates in comparison to local markets and other funding alternatives, including borrowings.

Mayflower Co-operative Bank and Subsidiaries

Provision for Loan Losses:

The provision for loan losses increased by $22,000 for the year ended April 30, 2006. The Bank has chosen to augment its reserve for loan losses due to the growth in and nature of its loan portfolio. Given the relative strength of the local economy, the condition and status of the Bank’s loan portfolio, and the lack of delinquencies or non-performing loans, the Bank considers the balance of the loan loss reserve to be adequate at this time.

Noninterest Income:

Noninterest income decreased by $338,000 for the year ended April 30, 2006, primarily due to a decrease of $336,000 in gains/losses on sales of investments, from a net gain of $82,000 in the prior year to a net loss of $254,000 for the year ended April 30, 2006. The current year loss is primarily due to the Bank’s disposal of its long-term investment in a General Motors Bond. Additionally, gains on sales of loans decreased by $88,000 due to a reduction in fixed-rate mortgage sale opportunities caused by the rise in fixed-rate residential interest rates. These decreases were offset by an increase of $89,000 in customer service fees which was due to increased return check and ATM surcharge fees collected by the Bank. Finally, loan origination fees decreased by $6,000 and other income increased by $3,000.

Noninterest Expense:

Noninterest expense increased by $448,000 or 7.7% for the year ended April 30, 2006. This increase was due primarily to an increase in compensation and fringe benefits of $241,000 and is a result of normal salary adjustments, increased health care and pension costs, staff additions necessitated by the opening of the new retail branch in Lakeville, Massachusetts, and select additions to staff to support strategic initiatives. Additionally, occupancy and equipment expense increased by $43,000 due to additional depreciation and building maintenance expense of the Lakeville branch. Finally, other expenses increased by $163,000 due to additional marketing and public relations expense, increased technology costs, increased Board of Director compensation, and increases in the cost of other goods and services.

Provision for Income Taxes:

The provision for income taxes decreased by $204,000 for the year ended April 30, 2006 when compared to the year ended April 30, 2005 due to the decrease in net income before taxes. Effective income tax rates were 37.5% and 36.4% respectively in the 2006 and 2005 periods. The lower effective tax rate in comparison to statutory rates for both periods is reflective of income earned by a non-bank investment subsidiary, which is taxed, for state tax purposes, at a lower rate; and dividends received deductions on dividend income generated by the Bank’s marketable equity portfolio.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)	Mayflower Co-operative Bank and Subsidiaries

RESULTS OF OPERATIONS

Comparison of the years ended April 30, 2005 and April 30, 2004

General:

Net income for the year ended April 30, 2005 was $1.9 million compared with net income of $1.9 million for the year ended April 30, 2004, a decrease of $39,000 or 2.1%.

Net interest income increased by $899,000 as a result of the growth in average interest earning assets and improving spreads and margins. The provision for loan losses decreased by $22,000 for the year ended April 30, 2005. The Bank also recorded $260,000 in gains on the sales of loans for the year ended April 30, 2005 as compared to $951,000 for the prior year. Also during the current year, the Bank recorded $82,000 in gains on sales of investments compared to $242,000 for the previous year. Noninterest expenses increased by $340,000 or 6.2% as a result of increases in personnel costs, occupancy and equipment expense, and other increases in the costs of goods and services.

The Bank’s results largely depend upon its net interest margin, which is the difference between the income earned on loans and investments, and the interest paid on deposits and borrowings as a percentage of average interest earning assets. During the year ended April 30, 2005, the Bank’s net interest margin increased from 3.46% to 3.58%, with average interest earning assets increasing by $18.4 million.

Interest and Dividend Income:

Interest and dividend income increased by $897,000 or 8.8% to $11.1 million for the year ended April 30, 2005 from $10.2 million for the year ended April 30, 2004. Interest income from loans increased by $816,000. This increase was due to an increase of $14.5 million in the average balance of loans outstanding, offset by a decrease in the average rate earned on loans from 6.28% in 2004 to 6.20% in 2005. Interest and dividend income on investment securities increased by $57,000 as a result of an increase of $4.6 million in the average balance of investments, offset by a decrease in the average yield earned, from 3.97% in 2004 to 3.82% in 2005. Interest on short-term investments increased by $24,000 as a result of an increase in the average yield earned, from .78% in 2004 to 1.64% in 2005, offset by a decrease of $729,000 in the average balance of short-term investments.

Mayflower Co-operative Bank and Subsidiaries

Interest Expense:

Interest expense decreased by $2,000 or .1% to $3.4 million for the year ended April 30, 2005. Interest expense on deposits increased by $27,000 or .9% principally as a result of an increase of $15.3 million in the average balance of deposits, offset by a decrease in the average rate paid, from 1.70% in 2004 to 1.57% in 2005. Interest expense on borrowed funds decreased by $29,000 or 5.2% for the year ended April 30, 2005. This decrease was due primarily to a decrease in the average rate paid on advances, from 2.68% in 2004 to 2.51% in 2005, offset by a slight increase of $205,000 in the average balance of borrowed funds.

Provision for Loan Losses:

The provision for loan losses decreased by $22,000 for the year ended April 30, 2005. Given the relative strength of the local economy, and the condition and status of the Bank’s loan portfolio, and the lack of delinquencies or non-performing loans, the Bank considered the balance of the loan loss reserve adequate at that time.

Noninterest Income:

Noninterest income decreased by $686,000 for the year ended April 30, 2005, primarily due to a decrease of $691,000 in gains realized upon the sale of residential mortgage loans in the secondary mortgage market and a decline of $160,000 in gains on sales of investments. Because of the historically low interest rates which prevailed during much of the prior year, the Bank was able to avail itself of the opportunity to profitably sell residential mortgage loans in the secondary mortgage market. With subsequent declines in residential mortgage loan refinancing activity as a result of higher interest rates, these opportunities have diminished. These decreases were offset by an increase of $46,000 in customer service fees as a result of growth in the number of deposit accounts at the Bank and by an increase of $36,000 in other income. Finally, loan origination and other loan fees increased by $83,000 due to the collection of various commercial mortgage late charges and prepayment fees and by reduced amortization of mortgage servicing rights enabled by a decline in mortgage loan prepayments and payoffs.

Noninterest Expense:

Noninterest expense increased by $340,000 or 6.2% for the year ended April 30, 2005. This increase was due primarily to an increase in compensation and fringe benefits of $200,000 and is a result of the higher costs associated with the replacement of departed employees, normal salary adjustments and increased health care and pension costs. Additionally, other expenses increased by $71,000 due to additional marketing expense, increased Board of Director compensation, and increases in other goods and services. Finally, occupancy and equipment expense increased by $36,000 due to increased building and equipment maintenance and increased depreciation expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)	Mayflower Co-operative Bank and Subsidiaries

Provision for Income Taxes:

The provision for income taxes decreased by $66,000 for the year ended April 30, 2005 when compared to the year ended April 30, 2004 due to the decrease in net income before taxes. Effective income tax rates were 36.4% and 37.3% respectively in the 2005 and 2004 periods. The lower effective tax rate in comparison to statutory rates for both periods is reflective of income earned by a non-bank investment subsidiary, which is taxed, for state tax purposes, at a lower rate; and dividends received deductions on dividend income generated by the Bank’s marketable equity portfolio.

Interest Rate Risk Exposure and Interest Rate Spread:

The Bank’s net earnings depend primarily upon the difference between the income (interest and dividends) earned on its loans and investment securities (earning assets) and the interest paid on its deposits and borrowed funds (interest bearing liabilities), together with other income and other operating expenses. The Bank’s investment income and interest paid (cost of funds) are significantly affected by general economic conditions and by policies of regulatory authorities.

The Bank does have market risk exposure, which is the risk of loss resulting from adverse changes in market prices and rates, and which arises primarily from interest rate risk inherent in its lending, security investments, and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

The Bank’s primary objective in managing interest rate risk is to minimize the potential adverse impact of changes on its net interest income and capital, while adjusting its rate-sensitive asset and liability structure to obtain the maximum net yield on that relationship. However, a sudden or substantial shift in interest rates may adversely impact the Bank’s earnings to the extent that the interest rate earned on interest-earning assets and interest paid on interest-bearing liabilities do not change at the same frequency, to the same extent or on the same basis.

The following table presents the Bank’s income, yield and cost of funds by their primary components for the years ended April 30. Nonaccrual loan and investment balances included in the calculation of the average interest-earning assets reduce the calculated yield.

	2006			2005			2004
	Average Balance	Interest	Rate (Annualized)	Average Balance	Interest	Rate (Annualized)	Average Balance	Interest	Rate (Annualized)
Interest-earning assets:
Loans	$135,399	$8,838	6.53%	$126,560	$7,850	6.20%	$112,093	$7,034	6.28%
Investment securities	91,082	3,543	3.89%	83,261	3,177	3.82%	78,625	3,120	3.97%
Short-term investments and interest bearing deposits in banks	2,342	80	3.42%	3,477	57	1.64%	4,206	33	0.78%

All interest-earning assets	$228,823	12,461	5.45%	$213,298	11,084	5.20%	$194,924	10,187	5.23%

Interest-bearing liabilities:
Deposits	$199,205	3,899	1.96%	$185,463	2,921	1.57%	$170,137	2,894	1.70%
Borrowed funds	21,411	742	3.47%	20,910	525	2.51%	20,706	554	2.68%

All interest-bearing liabilities	$220,616	4,641	2.10%	$206,373	3,446	1.67%	$190,843	3,448	1.81%

Net interest income		$7,820			$7,638			$6,739

Interest rate spread			3.35%			3.53%			3.42%

Net interest margin			3.42%			3.58%			3.46%

Mayflower Co-operative Bank and Subsidiaries

LIQUIDITY AND CAPITAL RESOURCES:

The Bank’s primary sources of liquidity are deposits, loan payments and payoffs, investment income, maturities and principal repayments of investments, and advances from the Federal Home Loan Bank of Boston. As a member of The Co-operative Central Bank, the Bank also has a right to borrow from The Co-operative Central Bank’s Reserve Fund for short-term cash needs, although it has not recently exercised this right. The Bank’s liquidity management program is designed to insure that sufficient funds are available to meet its daily cash requirements.

The Bank believes its capital resources, including deposits, scheduled loan repayments, revenue generated from the sales of loans and investment securities, unused borrowing capacity at the Federal Home Loan Bank of Boston, and revenue from other sources will be adequate to meet its funding commitments. At April 30, 2006 and April 30, 2005 the Bank’s capital ratios were in excess of regulatory requirements.

IMPACT OF INFLATION:

The Consolidated Financial Statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on financial institutions’ performance than the effects of general levels of inflation.

Interest rates do not necessarily move in the same direction or shift to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Bank’s assets and liabilities are important to the maintenance of acceptable performance levels.

OFF-BALANCE SHEET ARRANGEMENTS:

The Bank does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect of the Bank’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Mayflower Co-operative Bank and Subsidiaries

STOCK MARKET DATA

On December 23, 1987, the Bank issued 850,000 shares of common stock at $6.00 per share in its conversion to stock form. Mayflower’s common stock prices are quoted on the National Association of Securities Dealers Automated Quotation (Nasdaq) system under the symbol MFLR. The stock trades on the Nasdaq National Market. On March 23, 1999 and November 28, 2003, the Bank’s Board of Directors authorized two separate three-for-two stock splits in the form of 50% stock dividends. These stock dividends resulted in the issuance of 450,147 and 681,128 additional shares of common stock, respectively. All share and per share amounts have been restated for these three-for-two stock splits.

High and low sales prices and dividends declared during the years ended April 30, 2005 and 2006 are as follows:

Quarterly Sales Prices	High	Low	Declared
2005
1st Quarter ended July 31, 2004	$19.75	$14.75	$0.10
2nd Quarter ended October 31, 2004	$19.59	$18.11	$0.10
3rd Quarter ended January 31, 2005	$18.70	$17.16	$0.10
4th Quarter ended April 30, 2005	$18.10	$14.50	$0.10

2006
1st Quarter ended July 31, 2005	$15.00	$13.55	$0.10
2nd Quarter ended October 31, 2005	$17.50	$14.60	$0.10
3rd Quarter ended January 31, 2006	$15.25	$12.80	$0.10
4th Quarter ended April 30, 2006	$13.90	$12.80	$0.10

The Bank may not declare or pay dividends on its capital stock if the effect would cause its capital to be reduced below regulatory requirements or otherwise violate applicable regulatory requirements. As of July 7, 2006, the Bank had approximately 281 stockholders of record and 2,083,562 outstanding shares of common stock. This does not reflect the number of persons or entities who hold their common stock in nominee or “street” name through various brokerage firms.

CORPORATE INFORMATION

Mayflower Co-operative Bank and Subsidiaries

DIRECTORS

E. Bradford Buttner

Senior Vice President—Investments Moors & Cabot, Inc.

Paul R. Callan

Attorney

Charles N. Decas

Retired Clerk Magistrate

Falmouth District Court

M. Sandra Fleet

Admissions and Marketing Representative

Tremont Rehabilitation and

Skilled Care Center

William C. MacLeod

Retired President and CEO

Mayflower Bank

Diane A. Maddigan

Accountant

Maddigan Tax Service

Joseph B. Monteiro

Retired Postmaster

Buzzards Bay, MA

Edward M. Pratt

President and CEO

Mayflower Bank

David R. Smith, Jr.

Retired President

Lawrence Ready Mixed Concrete Corporation

Geoffrey T. Stewart

Administrator

Newfield House

Lorenzo Wood, Jr.

Retired Marketing Director

Tremont Nail Company

OFFICERS

Edward M. Pratt

President and Chief Executive Officer

Maria Vafiades

Vice President and Chief Financial Officer

John J. Biggio

Vice President and Senior Loan Officer

Steve Kostas

Vice President—Retail Banking

Matthew L. Shaw

Assistant Vice President—

Information Technology

Clorinda Dunphy

Assistant Vice President and

Human Resource Officer

Karen Gallipoli

Assistant Vice President and

Residential Lending Officer

Timothy M. Coe

Assistant Vice President

Stephen Sooy

Assistant Vice President

Richard J. Labrecque

Assistant Vice President

Laura Hermanson

Assistant Treasurer and

Consumer Loan Officer

Heather Johnson

Assistant Treasurer and

Deposit Operations Manager

Elizabeth Mazzone

Assistant Treasurer and Branch Manager

Robin G. Martin

Assistant Treasurer and Branch Manager

Jeanne E. Lemire

Assistant Treasurer and Branch Manager

Sonia Figueira

Assistant Treasurer and Branch Manager

Molly Garcia

Assistant Treasurer and Branch Manager

Christine Amaral

Branch Manager

INDEPENDENT AUDITOR

Parent, McLaughlin & Nangle

Certified Public Accountants, Inc.

160 Federal Street

Boston, MA 02110

CORPORATE COUNSEL

Muldoon, Murphy & Aguggia, LLP

5101 Wisconsin Avenue, NW

Washington, DC 20016

STOCK LISTING

The Mayflower Co-operative Bank

is traded over-the-counter on the

Nasdaq National Market under the

symbol “MFLR.”

TRANSFER AGENT

American Stock Transfer and

Trust Company

Shareholder Services Division

59 Maiden Lane

New York, NY 10038

FOR STOCKHOLDER INFORMATION CONTACT:

Jean Michael

Mayflower Co-operative Bank

P.O. Box 311

Middleboro, MA 02346

(508) 947-4343

ANNUAL MEETING

An Annual Meeting of Stockholders will be held at 10:00 a.m. on Tuesday,

August 22, 2006 at the Fireside Grille

Restaurant, Route 18, Middleboro,

Massachusetts.

FORM 10-KSB, ANNUAL REPORT

A copy of the Bank’s Annual Report

on Form 10-KSB as filed with the

FDIC is available to the Bank’s

stockholders upon written request

to: Stockholder Relations, Mayflower

Co-operative Bank, P.O. Box 311,

Middleboro, MA 02346.

MEMBER FDIC

MEMBER SIF

ALL DEPOSITS INSURED IN FULL

[GRAPHIC]

MAYFLOWER BANK

MAIN OFFICE:

30 South Main Street, P.O. Box 311, Middleboro, MA 02346

(508) 947-4343

BRIDGEWATER OFFICE:

5 Scotland Boulevard, Bridgewater, MA 02324

(508) 697-9602

LAKEVILLE OFFICE:

166 County Street, Lakeville, MA 02347

(508) 923-3415

PLYMOUTH OFFICE:

94 Court Street, Plymouth, MA 02360

(508) 746-8515

ROCHESTER OFFICE:

565 Rounseville Road, Rochester, MA 02770

(508) 763-9500

WAREHAM OFFICE:

396 Onset Avenue, Wareham, MA 02538

(508) 295-2110

TELEPHONE BANKING:

(800) 946-1160

WEB SITE:

www.mayflowerbank.com